Exhibit 5.0

Taft Stettinius & Hollister LLP
One Indiana Square
Suite 3500
Indianapolis, IN 46204

August 8, 2014

Biglari Holdings Inc.
17802 IH 10 West, Suite 400
San Antonio, Texas 78257

Ladies and Gentlemen:

We have acted as counsel for Biglari Holdings Inc., an Indiana corporation (the “Company”), in connection with the registration statement on Form S-3, Registration Statement No. 333-197403 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 14, 2014 with respect to the issuance by the Company to its shareholders of 1,721,305 transferable rights (the “Rights”) to purchase common shares of the Company (the “Shares”), and the 344,261 Shares that may be purchased upon exercise of the Rights.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (a) the Amended and Restated Articles of Incorporation of the Company and all amendments thereto, (b) the Restated Bylaws of the Company and (c) certain resolutions adopted by the board of directors of the Company.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, we are of the opinion that:

(i)	the issuance of the Rights has been duly authorized, and upon issuance as described in the Registration Statement, the Rights will be legally issued and binding obligations of the Company; and

(ii)
the Shares have been duly authorized, and when issued in accordance with their terms, as described in the Registration Statement, including payment to the Company of the exercise price for the Shares in full, the Shares will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of Indiana, and we express no opinion as to any matters governed by any laws other than the laws of the State of Indiana and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.0 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP
Taft Stettinius & Hollister LLP